Exhibit 10.1

TEMPORARY COMMITMENT INCREASE AGREEMENT

THIS TEMPORARY COMMITMENT INCREASE AGREEMENT (this “Agreement”) is made as of August 27, 2015, by and between WALKER & DUNLOP, LLC (the “Borrower”), and BANK OF AMERICA, N.A., as credit agent (in such capacity, the “Credit Agent”), and as the sole lender as of the date hereof under the Loan Agreement (as hereafter defined) (in such capacity, the “Lender”).

R E C I T A L S

The Borrower, the Credit Agent, and the Lender are parties to, among other documents, instruments, and agreements, that certain Warehousing Credit and Security Agreement dated as of September 4, 2012 (as amended, supplemented, or otherwise modified to the date hereof, the “Loan Agreement”). This Agreement defines certain capitalized terms throughout the body of this Agreement, and certain of such capitalized terms are used prior to being defined; capitalized terms used which are not defined herein have the meanings specified therefor in the Loan Agreement.

The Borrower has requested that the Lender agree to temporarily increase the Lender’s Warehousing Commitment Amount in order to provide additional borrowing availability under the Loan Agreement for use by Borrower solely toward financing the origination of the portfolio of Mortgage Loans described on Exhibit A attached hereto (each such Mortgage Loan, a “Specified Portfolio Mortgage Loan,” and such portfolio as a whole, collectively, the “Specified Portfolio”) for purchase by Freddie Mac, and the Lender has agreed to such request, on and subject to the terms and conditions set forth in this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Credit Agent and the Lender agree as follows:

1. Temporary Increase in Warehousing Commitment Amount.

(a) Subject to the terms and conditions of this Agreement and applicable provisions of the Loan Agreement, on the Effective Date the Lender’s Warehousing Commitment Amount, and, accordingly, the Warehousing Credit Limit, shall be temporarily increased for the period commencing on, and including, the Effective Date to, and including, subject to the payment required pursuant to Section 1(e) of this Agreement, the Temporary Commitment Increase Termination Date, by $260,000,000.00 (referred to herein as, the “Temporary Warehousing Commitment Increase”), to provide borrowing availability under the Loan Agreement solely to enable the Borrower to finance the origination of the Specified Portfolio, while also maintaining borrowing availability under the Loan Agreement to finance the origination of Pledged Mortgage Loans in the ordinary course of business. On the Temporary Commitment Increase Termination Date, automatically, without notice or demand, the Temporary Warehousing Commitment Increase shall terminate and no longer be available for borrowing.

(b) On each Specified Portfolio Advance Date, the Lender will make a Warehousing Advance to the Borrower for the sole purpose of originating one or more Specified Portfolio Mortgage Loans (each such Warehousing Advance, a “Specified

Portfolio Advance”), based on a Warehousing Advance Request submitted by the Borrower (which shall clearly identify each particular Specified Portfolio Mortgage Loan to be originated with the proceeds of the requested Specified Portfolio Advance), by disbursing the proceeds thereof either in escrow to the title company responsible for the closing and recording of the applicable Mortgages, pursuant to a written escrow agreement acceptable to the Credit Agent, or to the Operating Account, as may be requested by the Borrower at time it provides the Warehousing Advance Request to the Credit Agent (following the usual procedures and documentation for Warehousing Advances). The Temporary Warehousing Commitment Increase may be used only for Specified Portfolio Advances, and Specified Portfolio Advances may be used only to finance the origination of the Specified Portfolio. The Temporary Warehousing Commitment Increase is not a revolving credit facility. No portion of the Temporary Warehousing Commitment Increase which is borrowed and repaid may be reborrowed.

(c) No portion of the Warehousing Commitment Amount, other than the Temporary Warehousing Commitment Increase, may be used toward the origination of any Specified Portfolio Mortgage Loans.

(d) Other than to reflect the temporary increase in the Lender’s Warehousing Commitment Amount and in the Warehousing Credit Limit and except as expressly set forth in this Section 1, no provisions of the Loan Agreement applicable to Warehousing Advances or the Warehousing Commitment shall be affected, including, without limitation, as to the conditions for making Warehousing Advances, the accrual and payment of interest, and the payment and repayment of the principal amount of Warehousing Advances (including, without limitation, the requirement that the proceeds of each purchase by Freddie Mac of a Specified Portfolio Mortgage Loan be made to the Cash Collateral Account for application to the payment of the outstanding principal amount of the Temporary Warehousing Commitment Increase) except as follows:

(i) The Applicable Margin for Specified Portfolio Advances shall be the “Applicable Margin” (as such quoted term is defined in the Fee Letter).

(ii) The Warehouse Period for each Specified Portfolio Advance is the earlier of (A) the extended date for the mandatory purchase by Freddie Mac of such Specified Portfolio Mortgage Loan, and (B) the Temporary Commitment Increase Maturity Date.

(e) By 4:00 p.m. (Boston, Massachusetts time) on the Temporary Commitment Increase Termination Date, the Borrower shall, without notice or demand, make a principal payment to the Credit Agent (with accrued and unpaid interest thereon), for the account of the Lender, in an amount equal to the then outstanding principal amount of the Temporary Warehousing Commitment Increase. The failure of the Borrower to make such payment shall constitute an immediate Event of Default without notice or demand by the Credit Agent or the Lender.

(f) To evidence the Temporary Warehousing Commitment Increase, the Borrower shall execute and deliver to the Lender a promissory note payable to the order of the Lender in the stated principal amount of $260,000,000.00 to be dated the date of this Agreement (the “Temporary Commitment Increase Note”).

(g) As used herein the following terms have the following meanings:

(i) “Freddie Mac Commitment Documents” means, collectively, Freddie Mac’s Purchase Commitment for the Specified Portfolio, and all related agreements with Freddie Mac, including, without limitation, that certain Agreement Regarding Extension of Mandatory Funding Date, dated as of August 27, 2015, between the Borrower and Freddie Mac.

(ii) “Temporary Commitment Increase Maturity Date” means February 16, 2016.

(iii) “Specified Preferred Investment” means each “Preferred Investment” to be made in a borrower under any Specified Portfolio Mortgage Loan in accordance with the terms and provisions of each applicable Specified Limited Liability Company Agreement (as such quoted term is defined and otherwise described in Section 3.3 of the form thereof provided to the Credit Agent in connection with the execution and delivery of this Agreement).

(iv) “Specified Limited Liability Company Agreement” means the Limited Liability Company Agreement with respect to a borrower under any Specified Portfolio Mortgage Loan, which Limited Liability Company Agreement shall be substantially similar to the form of Limited Liability Company Agreement provided to the Credit Agent in connection with the execution and delivery of this Agreement.

(v) “Specified Portfolio Advance Date” means each Business Day on which the Borrower is closing and funding a Specified Portfolio Mortgage Loan.

(vi) “Temporary Commitment Increase Termination Date” means the earliest to occur of (A) the Temporary Commitment Increase Maturity Date, (B) an Event of Default, and (C) the termination of the Warehousing Commitment.

2. Acknowledgments and Agreements. The Borrower acknowledges, confirms and agrees that:

(a) This Agreement, the Fee Letter and the Temporary Commitment Increase Note are Loan Documents.

(b) All references in any Loan Document to the Borrower’s obligations to the Credit Agent and the Lenders shall include the Obligations as affected by this Agreement and the Temporary Commitment Increase Note.

(c) Except as provided herein, the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect, and the Borrower hereby ratifies, confirms and reaffirms all and singular of the terms and conditions of the Loan Agreement and the other Loan Documents.

(d) The Borrower does not have any offsets, defenses, claims, counterclaims or causes of action of any kind or nature against the Credit Agent or any Lender with respect to any of its liabilities and obligations to the Credit Agent or any Lender, and, in any event, the Borrower specifically waives, releases, and forever relinquishes all claims, demands, obligations, liabilities, and causes of action of whatever kind or nature, whether known or unknown, at law or in equity, which it has or may have, from the beginning of the world to both the date hereof and the Effective Date, against the Credit Agent, or any Lender or their respective current or former Affiliates, officers, directors, employees, agents, attorneys, independent contractors, and predecessors, together with their successors and assigns, directly or indirectly arising out of or based upon any matter related to the Loan, the Obligations, the Loan Agreement, any other Loan Documents, or the administration thereof.

(e) The Borrower shall promptly pay upon receipt of an invoice or statement therefor the reasonable attorneys’ fees and expenses and disbursements incurred by the Credit Agent and the Lender in connection with this Agreement and any prior matters involving the Loan.

(f) The Borrower will not agree to any material amendment or modification of, or waive any material obligations of Freddie Mac under, any Freddie Mac Commitment Document. Without limitation, any amendment, modification or waiver of any Freddie Mac Commitment Document which (i) reduces the purchase price of any one or more of the Specified Portfolio Mortgage Loans, (ii) extends the outside mandatory purchase date for any Specified Portfolio Mortgage Loan to a date which is later than the Temporary Commitment Increase Maturity Date, or (iii) provides additional grounds on which, or modifies unfavorably to the Borrower any existing grounds on which, Freddie Mac is permitted to reject a Specified Portfolio Mortgage Loan for purchase shall be deemed to be material.

(g) The Borrower will comply with all requirements of the Freddie Mac Commitment Documents in accordance with the terms and conditions thereof, including, without limitation, with respect to the servicing of the Specified Portfolio. If the Specified Portfolio is to be serviced by a Person other than the Borrower, the Borrower shall first be required to deliver: (i) a copy of the proposed servicing agreement, which shall be in form and substance reasonably acceptable to the Credit Agent and (ii) a separate agreement among the Borrower, the Credit Agent, and such servicer, in form and in form and substance reasonably acceptable to the Credit Agent.

(h) Contemporaneously with the making of each Specified Portfolio Advance on each Specified Portfolio Advance Date, Borrower shall request the issuance by Freddie Mac, and shall use commercially reasonable efforts to obtain in connection with the funding of the Specified Portfolio Mortgage Loan, a “Purchase Approval Letter” (as defined and otherwise described in each Purchase Commitment under the Freddie Mac Commitment Documents).

(i) Notwithstanding any provision in the Loan Agreement to contrary, including, without limitation, Section 9.2(x) therein, if prior to the repayment in full of all Specified Portfolio Advances on or before the Temporary Commitment Increase Maturity Date, Borrower and/or any of Borrower’s Affiliates shall make Specified Preferred Investments which exceed $15,000,000.00 in the aggregate under all applicable Specified Limited Liability Company Agreements, then Borrower shall repay in full all Specified Portfolio Advances within a period of thirty (30) days thereof. Without limiting the foregoing or any other terms and provisions of the Loan Agreement, in connection with each Specified Portfolio Advance, the Borrower shall provide the Credit Agent with (x) the Specified Limited Liability Company Agreement which relates to the borrower under the Specified Portfolio Mortgage Loan and (y) such other information and detail with respect to the Specified Preferred Investment to be made thereunder as the Credit Agent may reasonably request.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Credit Agent and the Lenders as follows:

(a) No Default or Event of Default exists as of the date hereof, nor will a Default or Event of Default exist as of the Effective Date.

(b) The representations and warranties made by the Borrower in the Loan Agreement and the other Loan Documents are true and correct as of the date hereof, and will be true and correct as of the Effective Date, except as to (i) matters which speak to a specific date, and (ii) changes in the ordinary course to the extent permitted and contemplated by the Loan Agreement.

(c) The Borrower has the power and authority and legal right to execute, deliver and perform this Agreement, the Fee Letter, the Temporary Commitment Increase Note, and any other documents to be executed and delivered by the Borrower in connection with this Agreement (this Agreement, the Fee Letter, the Temporary Commitment Increase Note, and such other documents, collectively, the “Temporary Commitment Increase Documents”), has taken all necessary action to authorize the execution, delivery, and performance of the Temporary Commitment Increase Documents, and the person executing and delivering on behalf of the Borrower this Agreement is, and the other Temporary Commitment Increase Documents will be, duly authorized to do so.

(d) This Agreement has been, and the other Temporary Commitment Increase Documents will be, duly executed and delivered by the Borrower, and this Agreement constitutes, and each other Temporary Commitment Increase Documents will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(e) The Borrower has furnished the Credit Agent with true, correct and complete copies of the Freddie Mac Commitment Documents.

(f) The Specified Preferred Investments are permitted under the Freddie Mac Commitment Documents.

4. Conditions Precedent. This Agreement shall be effective only upon the satisfaction by the Borrower of, or written waiver by the Credit Agent in its sole discretion of, the following conditions and any other conditions set forth in this Agreement, by no later than 2:00 p.m. (Boston, Massachusetts time) on the date of this Agreement (with the time and date, if at all, on which such conditions have been satisfied or waived in writing being referred to herein as, the “Effective Date”), failing which this Agreement shall be null and void at the option of the Credit Agent:

(a) The Borrower shall have delivered to the Credit Agent the following:

(i) This Agreement, duly executed and delivered by the parties hereto.

(ii) The Temporary Commitment Increase Note, duly executed and delivered to the Lender by the Borrower.

(iii) A fee letter of even date herewith (the “Fee Letter”) setting forth certain fees to be paid by the Borrower and defining the Applicable Margin, duly executed by the Borrower.

(iv) A certificate of the secretary of the Borrower as to (A) the Borrower’s organizational documents (or that there have been no changes to them since November 3, 2014), (B) all necessary consents, approvals, resolutions and the like with respect to the authorization of the Borrower to enter into, execute and deliver, and perform its obligations under the Temporary Commitment Increase Documents, and (C) the incumbency and authority of the individual executing the Temporary Commitment Increase Documents in the name of and on behalf of the Borrower.

(v) A certificate of legal existence and good standing with respect to the Borrower issued by the Secretary of State of Delaware dated as of a date which is not more that than thirty (30) days prior to the Effective Date.

(vi) An opinion of counsel to the Borrower in form and substance satisfactory to the Credit Agent.

(vii) Such other documents as the Credit Agent or any Lender reasonably may require, duly executed and delivered.

(b) The Credit Agent shall have reviewed and approved the Freddie Mac Commitment Documents. The outside mandatory purchase date for the last Specified Portfolio Mortgage Loan to be purchased by Freddie Mac pursuant to the Freddie Mac Commitment Documents shall be no later than the Temporary Commitment Increase Maturity Date.

(c) All actions on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of the Temporary Commitment Increase Documents shall have been duly and effectively taken.

(d) No Default or Event of Default shall have occurred and be continuing.

(e) The representations and warranties of the Borrower contained in this Agreement or in any other Temporary Commitment Increase Document (i) shall have been true and correct in all material respects on the date that such representations and warranties were made (except for those which expressly relate to an earlier date, which shall be true and correct as of such earlier date), and (ii) shall be true and correct in all material respects on the Effective Date as if made on and as of such date (except for those which expressly relate to an earlier date, which shall be true and correct as of such earlier date).

(f) The Borrower shall have paid to the Credit Agent all fees due on or before the Effective Date pursuant to the Fee Letter.

5. Miscellaneous.

(a) This Agreement shall be governed in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to conflict of laws principles) as an instrument under seal.

(b) This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Signatures transmitted electronically (including by fax or e-mail) shall have the same legal effect as originals, but each party nevertheless shall deliver originally signed counterparts of this Agreement to each other party, upon request.

(c) This Agreement, together with the other Temporary Commitment Increase Documents and applicable provisions of the Loan Documents, constitutes the complete agreement among the Borrower, the Credit Agent, and the Lender with respect to the subject matter thereof and supersedes all prior agreements and understanding relating to the subject matter of this Agreement, and may not be modified, altered, or amended except in accordance with the Loan Agreement.

(d) Time is of the essence with respect to all aspects this Agreement.

(e) This Agreement is confidential, is not to be disclosed by the Borrower or any affiliate thereof to any person other than the Borrower’s accountants, investors, attorneys, other advisors and individuals as may be necessary in connection with Warehousing Advances, and then only on a confidential basis or as required by law.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument as of the date first above written.

WALKER & DUNLOP, LLC

By	/s/ Richard M. Lucas
Name: Richard M. Lucas
Title: Executive Vice President, General Counsel & Secretary

BANK OF AMERICA, N.A., as Credit Agent and Lender

By	/s/ David H. Craig
Name: David H. Craig
Title: Senior Vice President

Signature page to Temporary Commitment Increase Agreement

EXHIBIT A

Specified Portfolio

That certain portfolio of 8 mortgage loans secured by Multifamily Properties, to be made by the Borrower in the anticipated aggregate initial principal amount of approximately $260,000,000.00, as described in more detail by the Borrower to the Lender.

Exhibit A to Temporary Commitment Increase Agreement